Exhibit 10.1

AMENDED AND RESTATED
BUSINESS AND ROYALTY AGREEMENT

This Amended and Restated Business and Royalty Agreement (this “Agreement”) is made and entered into as of the 19th day of September, 2011, by and between Global Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (“Global”), and Covanta Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (“Covanta”).

WHEREAS, Global and Covanta entered into a Business and Royalty Agreement dated as of February 6, 2008 (as the same has been amended through the date hereof, the “Original Agreement”); and

WHEREAS, Global and Covanta want to amend and restate the Original Agreement to incorporate various modifications and clarifications;

NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE 1 – DEFINITIONS AND INTERPRETATION

Section 1.1                      Capitalized Terms.  Unless otherwise specified herein, the following capitalized terms shall have the following meanings:

“Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person.  For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise.  Except as shall otherwise be expressly provided in this Agreement, and for the avoidance of any doubt, as of the Effective Date, (i) Licensor and AK are Affiliates and (ii) Licensor and Global are Affiliates, but AK and Global are not Affiliates.

“Agreement” has the meaning set forth in the first paragraph hereof.

“AK” means AlphaKat GmbH, a company organized and existing under the laws of Germany, and its successors and permitted assigns.

“American” means American Renewable Diesel, LLC, a Delaware limited liability company, and its successors and assigns.

“Approved Supplier” means any Person securing rights from AlphaKat to make or have made Systems and Parts and/or to sell Systems and Parts.

“Approved Supplier Purchase Order” means any purchase order to sell one or more Systems entered into by and between an Approved Supplier (other than Covanta or an Affiliate of Covanta), as the seller, and any Person as the purchaser.

“Assumptions” has the meaning set forth in Section 5.3.

“Base Price” means the price being charged for the purchase of a System pursuant to a Covanta Purchase Order which shall include Covanta’s direct costs, indirect costs, applied overhead, manufacturer’s profit and the cost of providing a one-year warranty, but shall not include, for the avoidance of doubt, (i) the amount of (a) the Commissions payable by Covanta to Licensor and American under the License Agreement and (b) the Supplemental Commissions payable to Global hereunder, (ii) the royalties payable by Covanta to AK pursuant to the Manufacturing Agreement, (iii) any sales taxes, use taxes, value added taxes or any other type of taxes whatsoever, (iv) any import duties or other similar charges or fees on the importation or delivery of equipment, (v) fees separately charged to provide an extended warranty on, or perform operation and maintenance services for, the Systems being sold and (vi) any other types of charges not typically included in the sale price of a product.

“Carried Interest” has the meaning set forth in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986.

“Commission” means the commissions which are payable by Covanta to Licensor and American pursuant to the terms of the License Agreement in connection with the purchase of Systems under a Licensor Purchase Order or a Covanta Purchase Order.

“Competitor” means a Competitor of Covanta or a Competitor of Global, as the context requires, it being agreed for all purposes of this Agreement that none of (i) Global and its Affiliates, (ii) Covanta and its Affiliates or (iii) Renewable and its Affiliates shall be treated as Competitors.

“Competitor of Covanta” means a Person, directly or through Affiliates, engaged primarily in the business of (i) waste disposal, including the energy from waste business and/or (ii) the processing or conversion, or the selling of equipment or development of technology for the processing or conversion, of waste or organic feedstock(s) containing hydrocarbon materials, including Feedstock, into diesel fuel.

“Competitor of Global” means a Person, directly or through Affiliates, engaged primarily in the business of the processing or conversion, or the selling equipment or development of technology for the processing or conversion, of waste or organic feedstock(s) containing hydrocarbon materials, including Feedstock, into diesel fuel.

“Conversion Date” has the meaning set forth in Section 2.2(b).

“Conversion Notice” has the meaning set forth in Section 2.2(b).

“Conversion Option” has the meaning set forth in Section 2.2.

“Conversion Period” has the meaning set forth in Section 2.2(a).

“Covanta” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

“Covanta Purchase Order” means any purchase order to sell one or more Systems entered into by and between any Person (including Covanta or any Affiliate of Covanta) as the purchaser and Covanta, any Affiliate of Covanta or any supplier to Covanta or any Affiliate of Covanta, as the seller.

“Covanta Rights” has the meaning set forth in Section 2.1.

“Default” has the meaning set forth in Section 7.1.

“Demonstration Plant” has the meaning set forth in the License Agreement.

“Development Costs” means all the third party costs that are incurred by Covanta in connection with the development of a Project, including (i) costs for service providers that are not employees of Covanta, including engineers, attorneys and consultants, (ii) the cost for acquiring land rights, easements and other similar items, (iii) the travel expenses of the employees of Covanta working on such Project and (iv) amounts paid to feedstock suppliers and fuel off-takers to secure contracts required for the Project.

“Development Fees” has the meaning set forth in Section 2.2(d).

“Diesel Royalty” has the meaning set forth in Section 5.1.

“Dispute” has the meaning set forth in Section 9.1.

“DP Site” means the site on which the Demonstration Plant is installed.

“DP System” means the System purchased by Covanta for the Demonstration Plant.

“Effective Date” has the meaning set forth in Section 6.1.

“Extended Period” has the meaning set forth in the License Agreement.

“Feedstock” means any material capable of being processed by the Technology.

“Fuel Royalty” has the meaning set forth in Section 5.1.

“Global” means Global Energy, Inc., a Nevada corporation.

“Governmental Organization” has the meaning set forth in the License Agreement.

“ICC” means the International Chamber of Commerce.

“ICC Rules” has the meaning set forth in Section 9.1(c).

“Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of the Systems and Parts (whether or not patentable, useful or workable) through the implementation, development, re-design, testing, operation, maintenance, monitoring, control, modeling, fabrication and improvement of the Technology and/or the manufacturing of the Systems and Parts and/or the operation of Systems.

“Initial Period” has the meaning set forth in the License Agreement.

“Interim Period” has the meaning set forth in the License Agreement.

“KDV 500” means a System capable of producing a minimum of 500 liters of diesel oil per hour.

“License Agreement” means the License Agreement entered into by Covanta and Licensor dated as of February 6, 2008, as amended by the First Amendment to License Agreement dated as of July 8, 2008 and the Second Amendment to License Agreement dated as of November 23, 2010, a copy of each of which has been provided to Global.

“Licensor” means AlphaKat - Global Energy GmbH, a company organized and existing under the laws of Germany, and its successors and permitted assigns.

“Licensor Purchase Order” means any purchase order to sell one or more Systems entered into by and between Covanta or any Affiliate of Covanta as the purchaser and Licensor or AK as the seller.

“LLCA” has the meaning set forth in Section 2.3(f).

“Manufacturing Agreement” means the License and Manufacturing Agreement dated March 11, 2010, entered into by and between AK and Covanta.

“Members” has the meaning set forth in Exhibit 1 attached hereto.

“Net Cash Flow” has the meaning set forth in Section 2.2(c).

“Net Financing Proceeds” means the gross amount actually received by a Project Company from a financing or refinancing of a Project less (i) the fees and other amounts paid to the lender(s) providing such financing, (ii) all amounts to be used to fund capital improvements or other costs for which such financing was secured, (iii) the debt service, maintenance and all other reserves required by the lender(s) providing such financing and (iv) the amount required to repay any Working Capital Loans.

“Parties” means Global and Covanta.

“Party” means Global or Covanta, as the case may be.

“Parts” means any subsystem, component, item of equipment (including the KDV Turbine), part, spare part and any other items which are used in the operation of the System.

“Person” means any natural person, corporation, company, partnership, business trust, governmental authority or other entity.

“Project” means any project constructed during the term of this Agreement (other than the Demonstration Plant) to convert Feedstock to diesel using the Technology (i) for use in Territory A or Territory B which is initiated, developed and owned (in whole or in part) by Covanta or a Covanta Affiliate or (ii) for use in Territory A which is owned by a Governmental Organization where and for so long as the System(s) which comprise the project are being operated by Covanta.  For the avoidance of any doubt, a project which is identified by Covanta, is developed by Renewable or by any other Person on behalf of Covanta and is owned (in whole or in part) by Covanta or a Covanta Affiliate shall be a Project for all purposes of this Agreement, including the payment of a Fuel Royalty.

“Project Company” has the meaning set forth in Section 2.3(f).

“Purchase Order” has the meaning set forth in the License Agreement.

“Reference Rate” means a rate per annum which is equal to the lesser of (a) two percent (2%) above the interest rate (sometimes referred to as the “base rate”) for large commercial loans to creditworthy entities announced from time to time by Citibank, N.A. (New York), or its successor bank, or, if such rate is not announced, the rate published in The Wall Street Journal as the “prime rate” from time to time (or, if more than one rate is published, the arithmetic mean of such rates), in either case determined as of the date the obligation to pay interest arises, and (b) the maximum rate that can be charged under law.

“Renewable” means Renewable Diesel, LLC, a limited liability company formed under the laws of Delaware, and its successors and assigns.

“RIN Credits” means the amounts paid for any Renewable Identification Number (RIN) credits generated and sold by a Project to any Person in accordance with applicable requirements under the United States Environmental Protection Agency Renewable Fuels Standard regulations.

“RIN Credits Royalty” has the meaning set forth in Section 5.1.

“System” means any system of components (consisting primarily of the required KDV Turbines, the feed preparation system, the ash handling system, any system control hardware and software, structural steel, piping and electrical wiring), including all Parts, whether it is in existence today or developed hereafter by AK, Covanta or any other Person, and any future system of components to convert Feedstock into diesel oil using the Technology.

“Technology” has the meaning set forth in the License Agreement.

“Territory A” means the United States.

“Territory B” means China, the United Kingdom, the Republic of Ireland and Canada.

“Working Capital Loans” has the meaning set forth in Section 2.2(i).

Section 1.2                      Interpretations.  In this Agreement, unless otherwise indicated or required by the context:

(a)           Reference to and the definition of any document (including this Agreement) or any applicable law shall be deemed a reference to such document or applicable law as it may be amended, supplemented, revised or modified from time to time;

(b)           All references to an “Article,” “Section” or “Exhibit” are to an Article or Section hereof or to an Exhibit attached hereto;

(c)           Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

(d)           Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

(e)           The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            The words “include,” “includes” and “including” mean include, includes, and including “without limitation” and “without limitation by specification;”

(g)           The phrase “exclusive right(s)” as used herein is intended to have the same meaning as the term “Full Right(s)” as used and defined in the License Agreement and the phrase “non-exclusive right(s)” as used herein is intended to have the same meaning as the term “Qualified Right(s)” as used and defined in the License Agreement;

(h)           All the references herein to the terms “diesel,” “diesel oil” or “diesel fuel” or any similar term shall include kerosene, jet fuel and any other fuel that Feedstock can be converted into using the Technology; and

(i)            All references to Covanta in its capacity as a manufacturer of Systems shall include any Affiliate of Covanta, any Person (that is not an Affiliate of Covanta) that is manufacturing Systems in which Covanta or an Affiliate of Covanta has an ownership interest and any contractor or supplier manufacturing systems under an agreement with Covanta or any Affiliate of Covanta.

ARTICLE 2 – RELATIONSHIP AND RIGHTS OF THE PARTIES

Section 2.1                      Rights of Covanta.  Subject to the terms of this Agreement, and intending to be consistent with the terms and conditions of the License Agreement, during the Interim Period, the Initial Period and the Extended Period, Global hereby grants the following rights to Covanta to the extent now or hereafter held by Global during the term of this Agreement (the “Covanta Rights”):  (i) the exclusive right to market, offer for sale and sell Systems for use in Territory A, the exclusive right to market, offer for sale and sell Systems to Governmental Organizations for use outside Territory A and the right to sell Systems to Global or any of its Affiliates for projects outside of the Territory owned by Global, any of its Affiliates or any entity in which Global or any of its Affiliates holds an ownership interest; (ii) the exclusive right to use, practice and make improvements to the Technology (including the Systems and Parts) in Territory A (subject to the rights granted to Renewable by Covanta to develop projects in Territory A); (iii) the non-exclusive right in Territory B to use, practice and make Improvements to the Technology (including the Systems and Parts) in connection with Projects using Feedstock; and (iv) the right to manufacture or have manufactured and sell Systems as contemplated by the terms of the Manufacturing Agreement.  Global expressly agrees that it shall not do anything in connection with the Technology, during the term of the License Agreement or the term of the Manufacturing Agreement, as the case may be, which is inconsistent with (i) any of the exclusive rights granted by Licensor to Covanta as part of the Covanta Rights pursuant to the License Agreement regardless of whether such rights have been or will be granted to Global by Licensor or (ii) the manufacturing rights granted by AK to Covanta pursuant to the Manufacturing Agreement regardless of whether such rights have been or will be granted to Global by AK.  For the avoidance of doubt, Covanta shall be entitled to exercise any or all of the license rights and manufacturing rights granted to it in the Technology itself or through any of its Affiliates, but  Covanta shall not have the right to issue sublicenses to any Person other than an Affiliate or American, Global or their respective Affiliates.

Section 2.2                      Conversion Option.  Covanta grants to Global an option (the “Conversion Option”) to convert its right to receive Fuel Royalties in all Projects which are developed after the Conversion Date to a Carried Interest in all such Projects, subject to the further provisions and procedures of this Section 2.2. For the sake of convenience and simplicity, unless the Parties otherwise agree with respect to one or more Projects, whether a Project has been developed following the Conversion Date shall depend on whether the Project Company that is intended to own such Project has been formed prior to the Conversion Date.  If a Project Company is formed prior to the Conversion Date, then the Carried Interest shall not apply to such Project Company unless the Parties otherwise agree.  If a Project Company is formed after the Conversion Date, the Carried Interest shall apply to such Project Company even if the Project which is to be owned by such Project Company has been under development for a period of time prior to the Conversion Date.

(a)           Time to Exercise Conversion Option.  Global shall be entitled to exercise the Conversion Option at any time during the period (the “Conversion Period”) beginning on the first day of the Initial Period (as such term is defined in the License Agreement) and ending on the fifth anniversary of such date.  For the avoidance of doubt, if Global does not exercise the Conversion Option during the Conversion Period, it shall no longer have the right to exercise the Conversion Option.

(b)           Manner of Exercising Conversion Option.  If Global elects to exercise the Conversion Option at any time prior to the end of the Conversion Period, it shall provide a written notice to Covanta (the “Conversion Notice”) that it is exercising the Conversion Option.  The Conversion Notice shall set forth the date (the “Conversion Date”) on which the Conversion Option is to take effect, such date to be not less than sixty (60) days nor more than one hundred twenty (120) days following the date of the Conversion Notice.

(c)           Carried Interest; Net Cash Flow. If Global exercises the Conversion Right, Global shall be given a non-voting membership interest (the “Carried Interest”) in each of the Project Companies formed after the Conversion Date entitling Global to ten percent (10%) of the distributions of the Net Cash Flow of each such Project Company and the other rights of ownership as provided for herein.  The term “Net Cash Flow” shall mean for any calendar quarter (or for such other period as is provided below or as otherwise agreed to by the Parties in a LLCA) (i) the gross cash revenues from the operation of the Project plus Net Financing Proceeds plus the proceeds of any sale or other disposition of all or a substantial portion of the Project less (ii) all costs of operating, maintaining and improving the Project (including development design and construction costs relating to any such improvements) and all amounts payable to a lender other than Covanta (or any Affiliate of Covanta) for debt service, fees or other obligations under the loan agreements with such lender less (iii) for the working capital requirements of the Project Company, reasonable cash reserves that are required under any loan agreements, any funds that are required for improvements that are planned or for overhaul reserves.  If Covanta makes any Working Capital Loans to a Project Company, until such Working Capital Loans have been repaid in full, eighty percent (80%) of the Net Cash Flow that is otherwise available for distribution to the Members shall be used to repay such Working Capital Loans prior to making any such distributions to the Members.  Notwithstanding anything contained herein to the contrary, Covanta shall have the right to treat all the distributions to Global (or any of its Affiliate) in respect of the Carried Interest as “guaranteed payments” pursuant to Section 707(c) of the Code.  If a Project Company closes a financing or any refinancing or if it receives proceeds from the sale or other disposition of all or a substantial portion of the Project or its assets, the Net Cash Flow available at the end of the month in which such financing, refinancing or sale or other disposition occurs shall first be distributed to each of the Members with a positive capital account (pro rata in accordance with their capital accounts) until all such capital accounts have been reduced to zero prior to making any other distributions to all Members pro rata in accordance with their membership interests.

(d)           Recovery of Development Costs; Payment of Development Fees.  Global recognizes that Covanta, in connection with each of the Projects in which Global may have a Carried Interest, will be incurring Development Costs and the burdened costs for its own personnel that are working on the development of such Projects.  To minimize the difficulties associated with the tracking of such burdened costs, the Parties agree that Covanta shall be entitled to receive a development fee (the “Development Fee”) equal to One Hundred Thousand Dollars ($100,000) for each KDV 500 which is installed as part of a Project (such amount to be increased or decreased, as the case may be, if the Project uses a System other than a KDV 500 in proportion to the increased or decreased diesel output of the System which is installed), but in no event shall the Development Fee for a Project exceed One Million Dollars ($1,000,000).  Covanta shall be reimbursed for all the Development Costs for each Project and paid the Development Fee for such Project from one hundred percent (100%) of the Net Cash Flow of the Project until Covanta is paid in full.  Notwithstanding the fact that the Development Costs may have to be capitalized as part of the basis of the Project, the intention of the Parties is to allow such Development Costs to be recovered by Covanta from the Net Cash Flow of the Project on a priority basis as compared to the payment of distributions of Net Cash Flow to the Members (including Global) pro rata in accordance with their membership interests.  Following the Conversion Date, Covanta shall provide Global, for each of the Projects as to which the Carried Interest applies, with a schedule of all of the Development Costs, the applicable Development Fee and the total Project cost within sixty (60) days after such Project has achieved commercial operation.

(e)           Operation and Maintenance of Projects by Covanta.  Global acknowledges that Covanta will likely be operating and maintaining all of the Projects in which Global may be entitled to a Carried Interest. Following the Conversion Date, Covanta shall, if an operations and maintenance agreement (the “OMA”) has not already been put in place by Covanta (or a Covanta Affiliate) and a Project Company as to which the Carried Interest applies, put the OMA in place for such Project with such Project Company.  Unless the Parties otherwise agree, for the first five (5) years following the Conversion Date, the OMA for each Project shall be based on a standard “cost plus” structure and provide a fixed annual fee of Four Hundred Thousand ($400,000) as of January 1, 2008 (such amount to be adjusted each year by the increase in the Consumer Price Index published by the U.S. Department of Labor Bureau of Labor Statistics CPI-U for All Urban Consumers, US City Average (Table 1)).  Prior to the end of the five (5) year period, the Parties will review the amount of the fee and whether different fixed fees should be charged for Projects with different numbers of Systems.  Under the OMA, Covanta or its Affiliate shall be reimbursed for all direct costs of operating the Project and for the burdened costs of the operators and all supervisory personnel dedicated to the operation of the applicable Project.

(f)           Negotiation and Execution of LLCA.  Unless the Parties agree otherwise, each Project as to which the Carried Interest applies shall be owned by a separate limited liability company (each, a “Project Company”) formed to own and operate such Project.  The members of each such Project Company shall enter into a limited liability company agreement (the “LLCA”).  Following the Conversion Date, the Parties shall negotiate the LLCA for each applicable Project Company, in good faith, based on a standard form of LLCA to be agreed to by the Parties, it being agreed that each Project will have its own unique requirements that will have to be addressed in the LLCA for the applicable Project Company.  Within sixty (60) days following the Conversion Date, Covanta shall provide a proposed form of LLCA based on the relevant provisions of this Agreement and the terms set forth in Exhibit 1 attached hereto.  During the sixty (60) day period following the delivery of the initial draft of the LLCA, the Parties shall negotiate the standard form of LLCA to be used as the model for the future LLCAs to be entered into by the Parties.  Once the Parties have finalized the standard form of LLCA, the Parties shall execute a document confirming that such document is the standard form of LLCA and it shall replace Exhibit 1.  If the Parties agree to extend the Carried Interest to any of the Project Companies that were formed prior to the Conversion Date, the Parties shall amend and restate the LLCA for each such Project Company to become effective on the first day of the first full month after the Conversion Date to reflect the Carried Interest.  The Parties shall negotiate each such amended and restated LLCA in good faith, consistent with the terms and provisions hereof.

(g)           Sale of Interest in Projects.  Global will be entitled to sell its entire Carried Interest in any Project Company but not a portion of such interest.  If Global wants to sell any such Carried Interest after the Conversion Date, it shall first be required to offer to sell the Carried Interest to Covanta pursuant to a written notice (the “ROFO”).  Any such sale shall be subject to the restrictions and all other conditions as set forth in the LLCA for the Project Company.  The LLCA shall provide for any such sale to be in accordance with a formula price or appraisal process, as the Parties shall determine when the standard form of LLCA is negotiated.  If Covanta does not agree to purchase the Carried Interest within the applicable period of time as provided for in the LLCA, Global shall be entitled to sell the Carried Interest to any Person other than a Covanta Competitor during the ninety (90) day period following the decision (or deemed decision) of Covanta not to purchase the Carried Interest.  If Global does not sell the Carried Interest during such ninety (90) day period, then the ROFO shall once again apply to the sale of the Carried Interest.

(h)           Financing of Projects.  Global acknowledges that Covanta does not intend to secure debt financing for all Projects, particularly in the case of the initial Projects that it develops, and that Covanta may elect to build multiple Projects on an all equity basis and later seek to secure a take-out financing for such Projects some time after the Projects have achieved commercial operation.  The decision to finance each Project and the terms of such financing shall be made in the sole discretion of Covanta.

(i)            Working Capital Loans.  Global acknowledges that each Project Company may require additional funding from time to time for working capital requirements and/or for the funding of capital improvements.  Covanta shall have the right to fund any or all such requirements with a loan (each, a “Working Capital Loan”) which shall bear interest at the Reference Rate so Covanta can recover such funds on a priority basis as provided for in Section 2.2(c).

Section 2.3                      EPA Registration.  Covanta will use commercially reasonable efforts during the term hereof to register the diesel oil produced by the Demonstration Plant as a motor fuel with the United States Environmental Protection Agency.  Covanta shall take the lead with respect to the necessary activities for securing such registration, including preparing and submitting applications to the United States Environmental Protection Agency, and Global shall reasonably cooperate with such efforts to be undertaken by Covanta.

Section 2.4                      Payment of Supplemental Commissions.  For each Project with respect to which Covanta is required to pay a Commission to Licensor or American pursuant to the License Agreement, Covanta shall pay a supplemental commission (the “Supplemental Commission”) directly to Global as follows:

(a)           The amount of the Supplemental Commission shall be two point five percent (2.5%) of the Base Price of each System.

(b)           For confidentiality reasons, the amount of the Supplemental Commission shall not be included in the Covanta Purchase Order.  In the case of a Licensor Purchase Order, the Supplemental Commission shall not be reflected.

(c)           Except as provided in Section 2.4(f), the obligation to pay a Supplemental Commission on each System for a Project shall accrue when each such System has been delivered to the site of the Project.

(d)           The Supplemental Commissions shall be payable to Global on a quarterly basis, each payment to be made within forty-five (45) days following the end of the quarter.  Each Supplemental Commission payment shall be accompanied by a statement that will set forth (i) the total number of Systems delivered to Projects in the quarter and the type of Systems, (ii) whether such Systems are supplied under a Licensor Purchase Order or a Covanta Purchase Order, (iii) the name of the Project Company purchasing each System and where each such System is to be deivered, (iv) the Base Price of each System, (v) the amount of the Supplemental Commission that is due under each Covanta Purchase Order or Licensor Purchase Order, as the case may be, and the remaining Supplemental Commission that is due under each such purchase order and (vi) any other information which is relevant to the calculation of the total amount of the Supplemental Commission that is payable for such quarter to Global.

(e)           The Supplemental Commission payments to Global shall be made by wire transfer in U.S. Dollars to the bank account and in accordance with the wire transfer instructions provided by Global to Covanta from time to time.  Covanta shall use the exchange rate in effect on the last business day of the calendar quarter to calculate the amount payable to Global in Euros.

(f)            Notwithstanding anything which is contained herein to the contrary, in the case of the first Project following the Effective Date, the Supplemental Commission shall be paid to Global in twelve (12) equal installments, with the first installment paid on the first day of the first full month following the issuance of a purchase order to any Person to manufacture any of the equipment required for such Project and each of the subsequent installments paid monthly thereafter; provided, however, that if all of the equipment that is required for the Systems comprising such first Project is delivered prior to the date that the last installment of the Supplemental Commission is paid, all remaining installments shall be paid within fifteen (15) days of the delivery of such equipment.

ARTICLE 3 – COMMITMENT TO PROVIDE SYSTEMS
AND TO PROVIDE EQUIPMENT FINANCING

Section 3.1                      Availability of Systems.  Covanta acknowledges (i) the role played by Global in assisting Covanta in securing the manufacturing rights under the Manufacturing Agreement and the expansion of the Covanta Rights under the License Agreement and (ii) the disadvantages to Global if Global is not able to purchase from Covanta the Systems required by Global for its projects and its customers.  In partial consideration thereof, Covanta agrees that it shall (a) taking into account at the time that Global seeks to put in place a Covanta Purchase Order for itself or a customer (I) the limits of Covanta’s manufacturing capabilities, (II) Covanta’s existing Purchase Orders (including those for Projects) and (iii) the requirements of Global or its customer, including the delivery schedule for the Systems, supply all the Systems required for Global’s projects and customers and (b) not delay the negotiation or execution of Covanta Purchase Orders for, or the delivery of Systems to, Global or its clients to favor the Systems required by Covanta or Renewable for Projects.

Section 3.2                       Purchase Price of Systems.  The Parties acknowledge that (i) Covanta wants to maintain as confidential its costs of manufacturing Systems and that it prefers to not have Global audit such costs and (ii) Covanta has a built in incentive to set the Base Price of Systems at the lowest level possible in order to limit the Commissions payable by Covanta to Licensor or American, as the case may be, under the License Agreement, the Commissions payable to Global hereunder and the royalties payable to AK under the Manufacturing Agreement  In partial consideration thereof, the Parties agree that within sixty (60) days after Covanta places one or more purchase orders to secure some or all of the Parts required to manufacture the initial KDV 500 which is to be manufactured by Covanta, Covanta and Global shall agree on the mark-up (the “Mark-Up”) over the Base Price that Covanta will charge for all Systems sold to the Persons specified in this Section 3.2, which is intended to be a standard mark-up for the preferred purchasers of original equipment manufactured products.  The purchase price of all the Systems manufactured by Covanta for the following Persons shall equal the Base Price plus the Mark-Up:  (i) all Systems for Projects (regardless of whether Global or Renewable is an investor in such Projects); (ii) all Systems for projects that are owned by Global, an Affiliate of Global or any other Person in which Global owns at least a ten percent (10%) interest; and (iii) all Systems for projects that are owned by Renewable, an Affiliate of Renewable or any other Person in which Renewable owns at least a ten percent (10%) interest.  Covanta shall provide a written certification each year regarding the Base Price established for such year.

Section 3.3                      Terms of the Covanta Purchase Order.  The Parties agree that they will cooperate with each other and with American, in good faith, to develop a standard form of Covanta Purchase Order for all Systems to be sold for any project or to any customer (other than a Project that is wholly owned by Covanta or a Covanta Affiliate).  While the final form of the standard Covanta Purchase Order must be acceptable to Covanta in its sole discretion, Covanta agrees that the terms of the standard Covanta Purchase Order will not disadvantage Global or American in using their respective rights to exploit the Technology in their respective territories (it being assumed for this purpose that Global’s territory is the same as that of Licensor).

Section 3.4                      Annual Pricing.  The Parties shall meet each November (and shall invite American to participate in such meeting) for the purpose of (i) establishing the Base Price for the coming year, (ii) establishing the price of spare parts and any consumables being supplied by Covanta, (iii) approving changes in the form of the standard Covanta Purchase Order to provide predictability in marketing and selling the Systems, (iv) discussing issues of concern regarding pricing or undue priority to any of the Parties or American and (v) for any other purpose that is relevant to the successful exploitation of the Technology.  Subject to the express provisions hereof, the final determination of the Base Price, the price of spare parts and any consumables and the provisions of the standard Covanta Purchase Order shall be made by Covanta.

Section 3.5                      Limited Right of Audit.  If Global believes, in good faith, that the Base Price of Systems is significantly higher than Covanta’s cost of manufacturing Systems or that Covanta is not meeting any of the other obligations set forth in this Article 3, Global shall have the right to treat it as a Dispute and require it be resolved in accordance with the procedures set forth in Article 9, it being expressly agreed that the costs of the Party that prevails in any such Dispute (the amount of which shall be determined by the arbitrator) shall be reimbursed by the other Party.  The obligation to reimburse such costs shall be reflected in the decision of the arbitrator.

Section 3.6                      Provision of Equipment Financing.  For the initial projects developed by Global, Covanta agrees to use reasonable commercial efforts to provide Global with equipment financing for up to a ten (10) year term for Systems being purchased pursuant to Covanta Purchase Orders.  Covanta’s obligation to provide Global with the equipment financing for such initial projects shall not exceed One Hundred Million Dollars ($100,000,000) in the aggregate and shall be conditioned upon:  (i) satisfaction of an underwriting review process by Covanta, including all required consents and approvals (including Covanta Board approval); (ii) the Parties’ agreeing to the terms of such financing, including the debt service coverage ratios, margin rates and amount to be financed; (iii) Covanta having sufficient capacity to provide such financing under the terms of its then existing credit facility; and (iv) the Parties reaching a mutually acceptable agreement for Covanta (or a Covanta Affiliate) to operate the project for a term at least equal to the term of the financing, subject to Global having the right to terminate such agreement for a failure to perform in accordance with the terms thereof.

ARTICLE 4 – DEMONSTRATION PLANT

Section 4.1                      Ownership and Financing of the Demonstration Plant.  The Demonstration Plant shall be owned by Covanta or an Affiliate of Covanta.  Covanta shall be responsible for financing 100 percent of the costs of the Demonstration Plant.

Section 4.2                      Visiting the Demonstration Plant.  The officers and employees of Global shall be entitled to visit the Demonstration Plant at any time subject to providing Covanta with twenty-four (24) hours prior notice and observing the standard security procedures of Covanta while on the DP Site.  The officers and employees of Global shall have the right to bring all interested parties (other than Competitors of Covanta) to observe the DP System in operation at the Demonstration Plant subject to (i) providing Covanta with a minimum of forty-eight (48) hours prior notice of the date and time of the proposed visit, the names of each person that will be visiting and the company or party that such person represents, (ii) Covanta confirming that it expects the DP System to be operational at the time of the visit and (iii) observing the standard security procedures of Covanta while on the DP Site.  Notwithstanding the foregoing, if Covanta does not expect the DP System to be operational on the date of the proposed visit, the Parties shall cooperate to allow for such visit to take place as soon thereafter as practicable.  Under no circumstances will Covanta be obligated to run any particular feedstock in the DP System during any such visit unless Covanta agrees to do so in its sole discretion.  In addition to the foregoing requirements, all of the Global visitors shall comply with the following:  (a) remain on the DP Site only if accompanied by a guide that is provided by Covanta; (b) avoid any interference with the operation or maintenance of the Demonstration Plant; (c) not be on the DP Site for more than six (6) hours; and (d) not take any photographs, video or other digital impressions of the Demonstration Plant or the DP Site without the express written permission of Covanta.

Section 4.3                      Access to Information.  Covanta agrees to provide Global with access to information developed in connection with the installation, start-up and operation of the Demonstration Plant.  Such information may include the results of tests, operating logs, internal reports, operations and maintenance expenses and such other information that is applicable to the installation and use of the Technology that is relevant to Global in its efforts to commercialize the Technology and develop projects for its own account or for sale to customers.  For the avoidance of doubt, nothing which is contained in this Section 4.3 shall obligate Covanta to disclose confidential information to Global in respect of any project that is owned or operated by Covanta on or adjacent to the DP Site.

ARTICLE 5 – FUEL ROYALTY

Section 5.1                      Calculation of the Fuel Royalty.  Covanta shall pay or cause each Project Company to pay to Global a royalty (the “Fuel Royalty”) consisting of (i) a royalty based on the sale of diesel (the “Diesel Royalty”) generated by each Project and (ii) a royalty based on any amounts that are received by each Project from the sale of RIN Credits (the “RIN Credits Royalty”).  The Diesel Royalty shall equal five percent (5%) of the revenue derived from the sale of such diesel by each Project (exclusive of any taxes and any costs included in the price for the delivery of such diesel, which costs shall be separately stated in all such agreements for the sale of diesel) for a period of twenty (20) years from the date that such Project commences sales of diesel.  The RIN Credits Royalty shall equal fifteen percent (15%) of the revenue derived by each Project from the sale of any RIN Credits.  With respect to the Fuel Royalty, it is further agreed that:

(a)           For the avoidance of doubt, the Fuel Royalty will not apply to the tipping fees that are received by a Project on the material it accepts for conversion or to the value of any production tax credits or other credits received by the owner of the Project (other than RIN Credits) or any other revenue streams other than the sale of diesel;

(b)           Following the termination of the License Agreement, Covanta shall not be obligated to pay a Fuel Royalty on any future Projects (excluding any Projects that have placed a Purchase Order for one or more Systems prior to the date of termination or loss);

(c)           Notwithstanding anything contained herein to the contrary, Covanta shall not be obligated to pay the Fuel Royalty with respect to (i) the Demonstration Plant, (ii) any project that is initiated and developed by Renewable (even if Covanta invests in such project), (iii) any project that is initiated and developed by Global with the consent of Covanta (even if Covanta invests in such project) and (iv) any Systems which are sold to a Governmental Organization for use outside of Territory A or for use in Territory A after Covanta ceases to operate such Systems on behalf of the Governmental Organization;

(d)           Notwithstanding anything contained herein to the contrary, Covanta shall not be precluded from ceasing operation of any Project if Covanta determines that the net revenues of such Project are not sufficient to meet expenses or if it operates the Project at an unacceptable level of profit, loss or risk.  Once the operation of any Project has been terminated, Covanta shall not be required to pay any Fuel Royalty with respect to such Project unless and until the operation of the Project is re-commenced; and

(e)           If Covanta wants to develop any Project on the basis that the diesel which is produced by the Project will be given to a party involved in the Project as consideration for its involvement, the Parties shall agree on a method of valuing the diesel for purposes of determining the Diesel Royalty or adopt an alternate method of calculating the Diesel Royalty for such Project.

Section 5.2                      Payment of the Fuel Royalty.  Covanta shall calculate the Fuel Royalties that are due to Global for each calendar quarter and pay the amount calculated within sixty (60) days following the end of each such calendar quarter.  Covanta shall provide a statement to Global with each payment showing (i) the total number of gallons of diesel fuel sold by each System or Project and the total amount paid for such diesel fuel (unless an alternate method of calculating the Diesel Royalty for a particular Project has been agreed to by the Parties, in which case Covanta shall show the relevant information that is in support of such calculation for such Project) and (ii) the total number of RIN Credits sold by the Project and the net revenue received by the Project from such sales.  Global shall be entitled to have an independent accounting firm review Covanta’s records from time to time to verify the calculation of the Fuel Royalty contained in a particular quarterly statement for a period of two (2) years following the receipt of such statement.  If Global disagrees with the calculation of any Fuel Royalty payment, it shall notify Covanta of the basis of its disagreement and the Parties shall attempt to resolve such disagreement within sixty (60) days.  If the Parties cannot resolve their disagreement within such sixty (60) day period, either Party may treat such failure to agree as a Dispute and require it be resolved in accordance with the procedures set forth in Article 9.

Section 5.3                      Change of Assumptions.  Global acknowledges that the fixed percentage that is specified herein for the Diesel Royalty assumes that the Demonstration Plant will confirm the operating cost and performance inputs that have been provided by Global (the “Assumptions”), all of which are shall be confirmed in writing by the Parties.  The Assumptions will be based on a Project comprised of five (5) Systems.  During the Initial Period or the Extended Period, if the actual results of the operation of a Project indicate that some or all of the Assumptions are not accurate and need to be modified, the Parties shall review the impact of all such differences (positive and negative) as a whole using an agreed pro forma model and modify the fixed percentage for the Diesel Royalty set forth in Section 5.1 to compensate Covanta for any overall deterioration in Project economics caused by all of the modifications required to the Assumptions.  Once a change in the fixed percentage for the Diesel Royalty has been agreed, the Parties shall amend this Agreement to reflect such revised fixed percentage.  If the Parties cannot agree on the modification to be made to the fixed percentage, either Party may treat such failure to agree as a Dispute and require it be resolved in accordance with the procedures set forth in Article 9.

Section 5.4                      Sale of Systems to Governmental Organizations.  If Covanta sells one or more Systems to a Governmental Organization for use in Territory A, Covanta shall be obligated to pay Global the Fuel Royalty in connection with the operation of such Project for so long as Covanta operates such System(s) for such Governmental Organization and Covanta shall price such obligation into the cost of operating such Project for the Governmental Organization.  If the Governmental Organization wants to retain the diesel fuel produced by the Project for its own use, then the Parties shall agree on a method of valuing the diesel for purposes of determining the Diesel Royalty or adopt an alternative method of calculating the Diesel Royalty for such Project.

ARTICLE 6 – EFFECTIVE DATE, TERM; AND TERMINATION
OF THE ORIGINAL AGREEMENT

Section 6.1                      Effective Date.  This Agreement shall become effective as of the date and year first above written (the “Effective Date”).

Section 6.2                      Term of the Agreement.  This Agreement shall continue in effect from the Effective Date until December 31, 2047 unless it is terminated earlier by either Party in accordance with the provisions of this Agreement or by the mutual written agreement of the Parties.

Section 6.3                      Termination of the Original Agreement. The Original Agreement is hereby terminated and of no further force or effect.

ARTICLE 7 – TERMINATION

Section 7.1                      Termination Rights.  This Agreement may be terminated by either Party in the case of the failure of the other Party to fulfill any of its material obligations hereunder (a “Default”) on ninety (90) days’ prior written notice to the Party in Default, such notice to specify the performance failure of such Party.  Such termination shall not affect any of the obligations of the Parties in existence on the date of such termination, including (i) any existing obligations of Covanta to pay Fuel Royalties, (ii) any existing obligations of the Parties in respect of existing Project Companies and (iii) any existing obligations of the Parties in respect of any of the projects jointly being pursued by the Parties which are the subject of other agreements that have been entered into by the Parties.

Section 7.2                      Cure Rights.  Notwithstanding anything contained herein to the contrary, a Party that is in Default shall be entitled to cure such Default by satisfying its performance obligation prior to the end of such ninety (90) day period.  Furthermore, if such Party is diligently proceeding to cure such Default but such cure cannot be accomplished within such ninety (90) day period, the Party in Default shall be given up to an additional sixty (60) days to cure the Default so long as such Party continues to diligently pursue curing the Default.  If the Default is cured by the Party that is in Default prior to the end of the cure period, then the notice of termination shall be null and void.  If a Party fails to cure a Default, then this Agreement shall terminate on the date set forth in the notice of Default, but in no event prior to ninety (90) days following the issuance of such notice of Default.

ARTICLE 8 – REMEDIES

Section 8.1                      Injunctive Relief and Specific Performance.  The Parties acknowledge and agree that irreparable damage might occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  It is therefore agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 8.2                      Limitation of Liability.  The Parties expressly waive any claims against each other and their respective Affiliates for indirect, special, non-compensatory, incidental, punitive, exemplary or consequential damages of any type, whether arising in contract or tort (including negligence, whether sole, joint or concurrent or strict liability), arising out of or relating to this Agreement or a breach hereof; provided, however, that this provision shall not waive any claims that the Parties may have under any other agreements entered into between the Parties.  The limitations on liability and the remedies set forth in this Agreement have been expressly bargained for by the Parties and reflect the knowing allocation of the risks inherent in this Agreement between the Parties.

ARTICLE 9 – RESOLUTION OF DISPUTES

Section 9.1                      Dispute Resolution.  The Parties agree to cooperate with each other in good faith to try to resolve any controversy or dispute between them arising under this Agreement (each a “Dispute”) in accordance with the following procedures:

(a)           If a Dispute cannot be resolved informally, such Dispute shall initially be referred, through written notice by one Party to the other Party, to a meeting of senior management representatives of the Parties.  The senior management representatives will meet to resolve the Dispute within fifteen (15) days following presentation of the matter to them.

(b)           If the Dispute cannot be resolved pursuant to Section 9.1(a), the Chief Executive Officers of the Parties shall meet to resolve the Dispute within fifteen (15) days following the conclusion of the consideration of the Dispute under Section 9.1(a).

(c)           If the matter is not resolved within thirty (30) days of the written notice in Section 9.1(a), either Party may submit the Dispute to arbitration by submitting a Request for Arbitration pursuant to Article 4 of the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) or such equivalent arbitration rules of the ICC then in effect (the “ICC Rules”), provided that nothing in this Agreement shall prevent or delay either Party from applying for interim or conservatory measures pursuant to Article 23 of the ICC Rules.

Section 9.2                      Arbitration of Unresolved Disputes.

(a)           All Disputes arising out of or in connection with this Agreement that are not resolved in accordance with the provisions of Section 9.1 shall be finally settled under the ICC Rules by binding arbitration conducted in the English language and held in Washington, D.C. before a panel of three (3) arbitrators.  Notwithstanding anything to the contrary in the ICC Rules, the following procedures shall apply for the appointment of the three (3) arbitrators.  Each Party shall appoint one (1) arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within thirty (30) days from the date that the Dispute was submitted to arbitration.  If a Party fails to deliver written notification of its appointment of an arbitrator and his/her acceptance within the time period provided in this Section 9.2, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules and be deemed a Party-appointed arbitrator for all purposes hereof.  The first two arbitrators so selected shall select the third arbitrator (who shall act as chairman of the arbitration proceedings), prior to the thirtieth (30th) day following the appointment of the second Party-appointed arbitrator.  If the Party-appointed arbitrators are unable to select a neutral arbitrator, they shall jointly submit a list of four names (two each) to the ICC, which shall select the third arbitrator from the list submitted to it.

(b)           No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, a Party or any Affiliate of a Party, unless such restriction has been waived in writing by the other Party to the proceeding.

(c)           The substantive law governing the Dispute shall be the laws of the State of New York.

(d)           The arbitrators shall have the sole power and authority to determine the arbitrability of any Dispute arising under or relating to this Agreement or the subject matter hereof.  Subject to any other relevant limitations set forth elsewhere herein, the arbitrators will have the power to award any type of relief that is just and appropriate in the arbitrators’ discretion, including compensatory damages, injunctive orders, orders for specific performances and declarations of rights.

(e)           The arbitrators shall not have power, however, to award punitive, consequential, exemplary or treble damages or any other type of relief in the nature of a penalty, and the Parties hereby expressly waive any right they might otherwise have to such relief.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.3                      Finality; Enforcement.  Any decision or award of a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties.  Each Party agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.  The Parties hereby waive any right to appeal or to review of the decision or the award of an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

Section 9.4                       Costs.  The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the ICC Rules.

Section 9.5                      Continuing Performance Obligations.  The existence of any Dispute or the pendency of the Dispute resolution procedures set forth herein will not relieve or excuse a Party from its ongoing duties and obligations under this Agreement, and the Parties shall nevertheless proceed with the performance of this Agreement in accordance with the terms hereof.

ARTICLE 10 – REPRESENTATIONS AND WARRANTIES

Section 10.1                    Party Representations.  As of the Effective Date, each Party represents and warrants to the other Party that:

(a)           It is duly organized and validly existing and, where applicable, is in good standing under the laws of the jurisdiction of its formation and it has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)           The execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors and do not and will not (i) violate any law, rule, regulation, order, decree or permit which is applicable to it or (ii) violate its organizational documents or any agreement to which it is a party;

(c)           This Agreement is a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity; and

(d)           There is no litigation pending or, to the best of its knowledge, threatened to which such Party, its parent or any of its subsidiaries is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations under this Agreement.

Section 10.2                    Additional Representation by Global.  As of the Effective Date, Global is not in discussions with any Competitor of Covanta relating to the Technology.

ARTICLE 11 – GENERAL PROVISIONS

Section 11.1                     Expenses.  Except as is otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

Section 11.2                     Confidentiality.  The Parties agree to maintain the confidentiality of this Agreement and the terms and conditions hereof.  Any public announcements or similar publicity with respect to this Agreement shall be issued at such time and in such manner as the parties shall jointly determine.  Notwithstanding the foregoing, each Party (and its Affiliates) shall have the right to make all such disclosures as required by applicable law or by any governmental body, including any stock exchange or securities market to whose regulations or disclosure requirements a Party is subject, without the consent of the other Party hereto; provided, however, that in the event of any such required disclosure, the disclosing Party (and its Affiliates), to the extent reasonably practicable, shall provide the other Party with advance notice of any such disclosure and an opportunity to comment thereon.  The parties acknowledge that it is their intent to limit, to the fullest extent possible, any publicity regarding their joint cooperation during the Interim Period, it being recognized, however, that Covanta will need to contact public officials in connection with securing permits or other approvals for the Demonstration Plant.  In such regard, Covanta will undertake to obtain assurances of confidentiality from such public officials, but disclosures may nevertheless result.

Section 11.3                     Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Global:

Global Energy, Inc.
Gama Building, 5th Floor
Ramat Gan 52681, Israel
Attention:  Asi Shalgi
Facsimile:  +972-77-228-5678

Covanta:

Covanta Energy Corporation
c/o Covanta Holding Corporation
445 South Street
Morristown, NJ  07960, USA
Attention:   General Counsel
Facsimile:   +1-862-345-5372

Section 11.4                     Waiver.  Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of  the claim or right unless in a writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 11.5                     Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 11.6                     Assignment.  Neither Party may assign its rights under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that each Party may make an assignment of this Agreement to an Affiliate (so long as such Party remains liable for its obligations hereunder following such assignment) and each Party may make a collateral assignment of its rights hereunder to one or more lender(s) in connection with the financing being arranged by such Party.  In the case of a collateral assignment by one Party to one or more lenders, the other Party shall, if requested to so, negotiate the terms of a consent to assignment in good faith and enter into such consent without delay.  Notwithstanding the foregoing, a Party may withhold its consent in the case of a proposed assignment to a Person that is a Competitor of the Party whose consent is being sought.

Section 11.7                     Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 11.8                     Governing Law.  This Agreement will be governed by, and construed in accordance with the laws of, the State of New York without regard to its conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.9                     No Power of Representation.  Neither Party shall have the authority or right under this Agreement to, nor shall either Party hold itself out as having the authority or right under this Agreement to, (i) assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of the other Party without the express prior written consent of such other Party or (ii) accept service of any legal process addressed to or intended for such other Party.

Section 11.10                   No Partnership.  Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity between the Parties (including their Affiliates), nor a fiduciary relationship between the Parties (including their Affiliates).

Section 11.11                   No Third Party Beneficiaries.  No provision of this Agreement is intended or is to be construed to confer upon any Person, other than the Parties and their respective Affiliates and successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.12                   Compliance with Law.  Each Party and its Affiliates shall comply with all applicable laws, including the Foreign Corrupt Practices Act of 1977 of the United States of America (15 U.S.C. §§ 78dd-1, et seq.), in its or their performance of any activities hereunder.

Section 11.13                   Survival.  Upon the termination or the expiration of this Agreement, the following Articles will survive:  5, 8, 9 and 11.

Section 11.14                   Counterparts and Facsimile Signatures.  This Agreement, and any other agreement, instrument, certificate of other documents desirable to be executed and delivered in order to consummate the Contemplated Transactions, may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any such document may be executed by facsimile signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GLOBAL ENERGY, INC.

By:	/s/ Asi Shalgi
Asi Shalgi, Chief Executive Officer

COVANTA ENERGY CORPORATION

By:	/s/ Timothy J. Simpson
Timothy J. Simpson, Executive Vice
President and General Counsel

EXHIBIT 1 – KEY TERMS OF LLCA

Following the Conversion Date, the LLCA for each Project Company shall incorporate all the terms set forth in the Agreement and the following terms unless otherwise agreed by the Parties:

State of Organization:	Each Project Company shall be formed under the laws of the State of Delaware and authorized to do business in all other states as required for the ownership and operation of the Project.

Members:
The members (the “Members”) of each Project Company shall be Covanta or its Affiliate, any other Person Covanta elects to include as a member in the Project and Global (or an Affiliate of Global) to own the Carried Interest which is required to be granted following the Conversion Date.  The Carried Interest shall be a non-voting membership interest in the LLCA.

No Capital Contributions:
Global shall not be required to make capital contributions to the Project Company under any circumstances nor shall Global be entitled to make capital contributions or Working Capital Loans to the Project Company unless it is agreed by Covanta in its sole discretion.

Distributions:
Except for reasonable amounts that need to be retained for working capital requirements, the Net Cash Flow shall be distributed within forty-five (45) days after the end of each calendar quarter except in the case of the closing of a financing or a refinancing or the sale or other disposition of all or substantially all of the assets of the Project, in which case Net Cash Flow shall be distributed within thirty (30) days after the closing of the financing, refinancing, sale or other disposition.

Special Allocations:
Covanta shall be entitled to specially allocate all deductions and credits to the Members other than Global so long as all such allocations have “substantial economic effect” within the meaning of the Code.

Tax Matters Partner:	Covanta shall be appointed the “tax matters partner” within the meaning of the Code.

Board of Managers:
The business and affairs of the Project Company shall be managed and directed by a board of managers (the “Board of Managers”).  Global shall not be entitled to appoint any person to serve on the Board of Managers. Notwithstanding the foregoing, Global shall be entitled to appoint a single individual to be an observer (the “Observer”) at all of the meetings of the Board of Managers and any meetings of the Members at which a Notice Decision is to be taken.

Meetings of Board:
Except for Notice Decisions, the Board of Managers may take any action by the unanimous consent of the Managers without a meeting or by a majority vote at any regular or special meetings, subject to at least fifteen (15) days’ prior notice for special meetings to allow all the Managers and the Observer to be present at the meeting.  The Board of Managers shall meet at least one time per year and the Observer shall be invited to attend such meeting.

Notice Decisions:
Before any of the following decisions are put to the vote of the Board of Managers or the Members, as the case may be, Covanta shall be required to provide a notice to Global with an explanation of the transaction(s) or action(s) to be voted on (each a “Notice Decision”) and invite the Observer to attend the meeting at which such decision(s) will be made:

(i)	Any consolidation, liquidation, reorganization, winding-up, merger or sale of the Project Company;

(ii)	A transfer, assignment or sale of all or substantially all of the assets or business of the Project Company;

(iii)	Any action that would alter or change any of the rights or privileges of Global;

(iv)	The incorporation, establishment or acquisition of an ownership interest in any other entity;

(v)	Entering into any partnership or joint venture;

(vi)
Decisions regarding tax elections, the adjudication of tax disputes, the settlement of tax disputes and other tax matters of the Project Company to the extent any such decision could have a material adverse effect on Global;

(vii)	The offering of equity interests in the Project Company on a public securities market;

(viii)	Any material modification or amendment to the Certificate of Formation of the Project Company or the LLCA executed by Global; and

(ix)	Any contract or other transaction entered into by the Project Company and a Member or any Affiliate of a Member.

Except as provided in the next paragraph, Global shall not have any voting or approval rights with respect to any of the Notice Decisions.

No Modification of the Carried Interest:	The LLCA shall preclude any modifications to the Carried Interest without the prior written approval of Global.

Cessation of Operations:
Notwithstanding anything contained herein to the contrary, Covanta shall have the unilateral right to cease operating a Project as provided for in Section 5.1(d) of the Business and Royalty Agreement and to decide how to dispose of the Project or the Project Company so long as the distribution of any funds reflects the rights provided to Global as holder of the Carried Interest.

Ownership:	All property, assets and work product which is developed by the Project Company shall be owned by and in the name of the Project Company and not in the name of any of the Members or Managers.

Pro Rata Interests:
The Members shall be entitled to their pro rata share of each item of income, gain, loss, deduction and credit derived by the Project Company and to their pro rata share of the net distributable cash flow of the Project Company.  In the case of Global, its sole entitlement shall be the Carried Interest.

Officers:
The Board of Managers will have the authority to designate officers of the Project Company, which shall consist of at least a President, a Secretary and a Treasurer.  The Board of Managers may appoint such other officers and agents as it shall deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers.  Neither the Managers nor the officers shall receive compensation for their services to the Project Company in such capacities.

Employees:	The Project Company shall not have any employees. All services shall be performed under service contracts by third parties.

Limitation of Liability:
None of the Members, Managers and officers of the Project Company shall be obligated personally for any of the debts, obligations or liabilities of the Project Company solely by reason of being a Member, a Manager or an officer of the Project Company, including Global.

Tax Status:	It is the intention of the Members that the Project Company be treated as a partnership for federal tax purposes and all relevant state tax purposes, where possible.

Restrictions on Transfer:	Global shall not be entitled to sell or to transfer all or any portion of its membership interest in the Project Company to a third party except as is provided for in Section 2.2(g).

Notwithstanding the foregoing, any Member may transfer its economic interest in such Member’s ownership interest in the Project Company to an Affiliate; provided, however, that such transfer shall give the transferee only the right to receive distributions, income, gain and loss allocable to such Member’s ownership interest to which such Member would otherwise be entitled.

If Covanta permits any other Person to become a Member of a Project Company and agrees to include in the LLCA of such Project Company further restrictions on the transfer of membership interests, including a right of first offer or a right of first refusal provision, Covanta shall determine, in its sole discretion, whether Global shall be covered by such provision.  If Global is covered by such provision, Global shall have the right to participate in the sale of membership interests by the other Members on the same terms.

Dispute Provision:	The dispute provisions which are set forth in Article 9 of the Agreement shall be incorporated in the LLCA.